As filed with the Securities and Exchange Commission on February 13, 2008

Registration No. 333-
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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

__________

Colorado	84-0505444
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(281) 537-9920
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________

1993 Employees’ Stock Incentive Plan
(Full title of the plan)
__________

Frank A. Lodzinski, Chief Executive Officer
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(281) 537-9920
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________

The Commission is requested to send copies of all communications to:
Reid A. Godbolt, Esq.
Jones & Keller, P.C.
World Trade Center
1625 Broadway, 16th Floor
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-0769
__________

__________

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

1993 Employees Stock Incentive Plan - Common Stock, $0.01 Par Value	135,500(1)	$9.09(2)	$1,231,695(2)	$48.41

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plans described herein or as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the 1993 Employees’ Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide to each participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus; and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Secretary
GeoResources, Inc.
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
Telephone: (281) 537-9920

REOFFER PROSPECTUS

135,500 Shares of Common Stock

1993 EMPLOYEES’ STOCK INCENTIVE PLAN

This reoffer prospectus forms a part of a registration statement which registers an aggregate of 135,500 shares of common stock, par value $0.01 per share, issued under the GeoResources, Inc. 1993 Employees’ Stock Incentive Plan (the “Plan”).

This reoffer prospectus covers the resale of shares of common stock granted under the Plan (1) by persons who are our "affiliates" within the meaning of federal securities laws or (2) by persons who hold "restricted securities" acquired under the Plan whether or not held by affiliates.  We will not receive any proceeds from sales of shares by selling stockholders.  Selling stockholders may sell all or a portion of the shares from time to time either directly in private transactions, or through one or more brokers or dealers on the NASDAQ Global Market, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market.  The selling stockholders may sell the shares through ordinary brokerage transactions or through any means described in the section titled “Plan of Distribution.”  The selling stockholders may sell any, all or none of the shares offered by this reoffer prospectus.

This reoffer prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this reoffer prospectus.

Our common stock is quoted on The NASDAQ Global Market under the symbol “GEOI.” On February 12, 2008, the last reported sale price of our common stock was $9.40 per share.

We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read this entire reoffer prospectus and any amendments or supplements carefully before you make your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY CONSIDER “RISK FACTORS” ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is February 13, 2008.

You should rely only on the information contained in this reoffer prospectus. We have not authorized anyone to provide you with information different from that contained in this reoffer prospectus. Offers to sell shares of common stock will be made only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the shares.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this reoffer prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”), including, without limitation, the statements specifically identified as forward-looking statements within this reoffer prospectus. Many of these statements contain risk factors as well. In addition, certain statements in future filings by the company with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of the company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or Board of Directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and oil as gas reserve estimates and revenues therefrom (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION ABOUT THIS REOFFER PROSPECTUS

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire reoffer prospectus carefully, including the "Risk Factors" section as well as the information incorporated by reference into this reoffer prospectus under "Where You Can Find More Information".

In this reoffer prospectus, the terms “company,” “we,” “us,” and “our” refer to GeoResources, Inc., a Colorado corporation, including our wholly owned subsidiaries.

INFORMATION ABOUT GEORESOURCES, INC.

GeoResources, Inc. is a natural resources company engaged in the principal business of oil and gas exploration, development and production.  We own and operate producing oil and gas properties primarily in the Gulf Coast, Permian Basin, Rocky Mountains and Williston Basin, and conduct oil and gas exploration operations in these areas.

On April 17, 2007, we completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated September 14, 2006, by and among us, Southern Bay Energy Acquisition, LLC, our wholly-owned subsidiary (“Southern Acquisition”), Chandler Acquisition, LLC, our wholly-owned subsidiary (“Chandler Acquisition”), Southern Bay Oil & Gas, L.P. (“Southern Bay”), Chandler Energy, LLC (“Chandler”) and PICA Energy, LLC, a wholly-owned subsidiary of Chandler (“PICA”).  The Merger Agreement provided for two mergers (the “Mergers”) whereby Southern Bay was merged with and into Southern Acquisition, which is the surviving entity, and PICA was merged with and into Chandler Acquisition, which is the surviving entity, and the equity interests in Southern Bay and PICA were converted into 8,263,000 shares of our common stock for the Southern Bay equity owners and 1,931,000 shares of our common stock for the PICA equity owners.  In addition to the Mergers, we acquired working interests in a Chandler project in Colorado (the “Yuma Working Interests”) in exchange for 496,000 shares of our common stock.  All of the shares issued pursuant to the Mergers and in exchange for the Yuma Working Interests were “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and were subsequently registered under a registration statement on Form S-3 filed with the Commission on July 24, 2007, and declared effective on August 13, 2007.

On October 16, 2007, through a wholly-owned subsidiary, we entered into a Limited Partner Interest Purchase and Sale Agreement with an unaffiliated company, TIFD III-X LLC, for the acquisition (the “Acquisition”) of 98% of AROC Energy, LP for a cash purchase price of $91,000,000 and paid $12,952,000 to cancel certain oil and gas hedges.  These costs were funded with available cash of $8,052,000 and borrowings of $96.0 million under our amended and restated credit agreement.  The Acquisition includes oil and gas properties located in the Gulf Coast, South Texas, the Permian Basin and the Black Warrior Basin.

Our principal executive office is located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and our telephone number is (281) 537-9920.

RISK FACTORS

Set forth below are risks with respect to our company.  Readers should review these risks, together with the other information contained in this reoffer prospectus. The risks and uncertainties we have described in this reoffer prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. Any of the risks discussed in this reoffer prospectus or that are presently unknown or immaterial, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition.

We are dependent upon the services of our Chief Executive Officer and other executive officers.

We are dependent upon a limited number of personnel, including Frank A. Lodzinski, our Chief Executive Officer and President, Francis M. Mury, our Executive Vice-President and Chief Operating Officer-Southern Division, Collis P. Chandler, III, our Executive Vice-President and Chief Operating Officer-Northern Division, and other management personnel and key employees. Failure to retain the services of these persons, or to replace them with adequate personnel in the event of their departure or termination, may have a material adverse effect on operations. No employment agreements with any of our officers currently exist, but we may consider such agreements in the future.

We must successfully acquire or develop additional reserves of oil and gas.

Our future production of oil and gas is highly dependent upon our level of success in acquiring or finding additional reserves. The rate of production from our oil and gas properties generally decreases as reserves are depleted.  We may not be able to acquire or develop oil and gas properties economically due to a lack of capital and inability to obtain adequate financing, which may be required to fund prospect generation, drilling operations and property acquisitions. To the extent financing is obtained, it may not be on terms beneficial to us.

Intense competition in the oil and gas exploration and production segment could adversely affect our ability to acquire desirable properties prospective for oil and gas, as well as producing oil and gas properties.

The oil and gas industry is highly competitive. We compete with major integrated and independent oil and gas companies for the acquisition of desirable oil and gas properties and leases, for the equipment and services required to develop and operate properties, and in the marketing of oil and gas to end-users. Many competitors have financial and other resources that are substantially greater than ours, which could in the future make acquisitions of producing properties at economic prices difficult for us. In addition, many larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. Significant competition also exists for us in attracting and retaining experienced, capable and technical personnel, including geologists, geophysicists, engineers, landmen and others with experience in the oil and gas industry.

We may be faced with shortages of personnel and equipment, thereby adversely affecting operations and financial results.

Our operations and financial results may be adversely impacted due to difficulties in attracting and retaining qualified and experienced personnel in our oil and gas exploration and production business. Additional personnel are likely to be required in connection with any expansion plans, and the domestic oil and gas industry is currently experiencing significant shortages of qualified personnel in all areas of operations. Similarly, our expansion plans will require access to services and oil field equipment, both of which are currently in short supply.

Volatile oil and natural gas prices could adversely affect our financial condition and results of operations.

Our success will be largely dependent on oil and natural gas prices, which are volatile and have recently been at historically high levels. Any substantial or extended decline in the price of oil and natural gas will have a negative impact on our business operations and future revenues. Moreover, oil and natural gas prices depend on factors that are outside of our control, such as:

•	economic and energy infrastructure disruptions caused by actual or threatened acts of war, or terrorist activities particularly with respect to the Middle East oil producers, Nigeria and Venezuela;

•	weather conditions, such as hurricanes, including energy infrastructure disruptions resulting from those conditions;

•	changes in the global oil supply, demand and inventories;

•	changes in domestic natural gas supply, demand and inventories;

•	the price and quantity of foreign imports of oil;

•	the price and availability of liquefied natural gas imports;

•	political conditions in or affecting other oil-producing countries;

•	general economic conditions in the United Stated and worldwide;

•	the interdependence of oil and natural gas and energy trading companies;

•	the level of worldwide oil and natural gas exploration and production activity;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be produced economically by us. Lower prices will also negatively impact estimates of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our financial condition, results of operations, liquidity or ability to finance operations and planned capital expenditures.

Industry changes may adversely affect various financial measurements and negatively affect the market price of our common stock.

Although we believe that the Mergers discussed above under “Information About GeoResources, Inc.”  will allow us to seek to accelerate growth and increase operating efficiencies, unforeseen costs and industry changes as listed below, could potentially have an adverse effect on return of capital employed and earnings per share. Future events and conditions could cause any such changes to be significant, including, among other things, adverse changes in:

•	commodity prices for oil, natural gas and liquid natural gas;

•	reserve levels;

•	operating results;

•	capital expenditure obligations; and

•	production levels.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

Oil and natural gas exploration, drilling and production activities are subject to numerous operating risks including the possibility of:

•	blowouts, fires and explosions;

•	personal injuries and death;

•	uninsured or underinsured losses;

•	unanticipated, abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse; and

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination.

Any of these operating hazards could cause damage to properties, serious injuries, fatalities, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages, which could expose us to liabilities. Although we believe that we are adequately insured for replacement costs of our wells and associated equipment, the payment of any of these liabilities could reduce the funds available for exploration, development, and acquisition, or could result in a loss of our properties. Also, as is customary in the oil and gas business, we do not carry business interruption insurance.

The insurance market in general and the energy insurance market in particular have experienced cost increases. It is possible that we will determine not to purchase insurance because of high insurance premiums. If we incur substantial liabilities and the damages are not fully covered by insurance or are in excess of policy limits, then our business, results of operations and financial condition would likely be materially adversely affected.

We have hurricane associated risks in connection with our operations in the Texas and Louisiana Gulf Coast.

We could be subject to production curtailments resulting from hurricane damage to certain fields or, even in the event that producing fields are not damaged, production could be curtailed due to damage to facilities and equipment owned by oil and gas purchasers, or vendors and suppliers, because a portion of our oil and gas properties are located in or near coastal areas of the Texas and Louisiana Gulf Coast.  In August 2005, Hurricane Katrina caused significant damage to the facilities at four of our oil and gas properties located in southeast Louisiana and southeast Texas.  These properties accounted for approximately 13% of the former Southern Bay’s oil production in 2005 (approximately 20,000 barrels).  In connection to these damages to the facilities at the four properties, .03 net wells were shut in for 250 days, 2.35 net wells were shut in for 381 days, .22 net wells were shut in for 385 days, and .71 net wells commenced production in early 2007 after being shut in since August 25, 2005 and additional wells continue to be phased in.  As of December 31, 2007, production from the affected fields was near pre Hurricane Katrina levels.

The nature of our business and assets may expose us to significant compliance costs and liabilities.

Our operations, involving the exploration, production, storage, treatment, and transportation of liquid hydrocarbons, including crude oil, are subject to stringent federal, state, and local laws and regulations governing the discharge of materials into the environment. Our operations are also subject to laws and regulations relating to protection of the environment, operational safety, and related employee health and safety matters. Compliance with all of these laws and regulations may represent a significant cost of doing business. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties; the imposition of investigatory and remedial liabilities; the issuance of injunctions that may restrict, inhibit or prohibit our operations; or claims of damages to property or persons.

Revisions of oil and gas reserve estimates could adversely affect the trading price of our common stock. Oil and gas reserves and the standardized measure of cash flows represent estimates, which may vary materially over time due to many factors.

The market price of our common stock may be subject to significant decreases due to decreases in estimated reserves and our estimated cash flows. Estimated reserves may be subject to downward revision based upon future production, results of future development, prevailing oil and gas prices, prevailing operating and development costs and other factors. There are numerous uncertainties and uncontrollable factors inherent in estimating quantities of oil and gas reserves, projecting future rates of production, and timing of development expenditures.

In addition, the estimates of future net cash flows from proved reserves and the present value of proved reserves are based upon various assumptions about prices and costs and future production levels that may prove to be incorrect over time. Any significant variance from the assumptions could result in material differences in the actual quantity of reserves and amount of estimated future net cash flows from estimated oil and gas reserves.

Any hedging activities we engage in may prevent us from realizing the benefits in oil or gas price increases.

Because we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges during certain time periods. From time to time, we have engaged in hedging activities with respect to some of our projected oil and gas production through financial arrangements designed to protect against price declines, such as swaps, collars and futures agreements. As of the date of this prospectus, we were a party to five oil hedge contracts and eight natural gas hedge contracts, all of which we have designated as cash flow hedges.  These contracts were entered into for the purpose of mitigating the effects of a potential decline in oil and gas prices.

Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect our financial condition and results of operations.

Our success will depend on the results of our exploitation, exploration, development and production activities. Oil and natural gas exploration and production activities are subject to numerous risks beyond a company's control, including the risk that drilling will not result in commercially viable oil or natural gas production. Decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including:

•	shortages of or delays in obtaining equipment and qualified personnel;

•	pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	title problems; and

•	delays imposed by or resulting from compliance with regulatory requirements.

Existing debt and use of debt financing may adversely affect our strategy.

On October 16, 2007, we entered into an Amended and Restated Credit Agreement (the “Amended Credit Facility”) with Wachovia Bank, National Association (“Wachovia”), as Administrative Agent, Issuing Bank, Sole Lead Arranger and Sole Bookrunner (the “Lender”) with an initial borrowing base of $110.0 million and financing up to $200.0 million.

The initial borrowing base of the Amended Credit Facility is $110.0 million, which will be reduced to $100 million on September 30, 2008, and it is subject to redetermination on June 1 and December 1 of each year.  The amounts borrowed under the Amended Credit Facility bear interest at either (a) the London Interbank Offered Rate (“LIBOR”) plus 1.50% to 2.25% or (b) the prime lending rate of Wachovia plus .5% to 1.25%, depending on the amount borrowed under the Amended Credit Facility.  Principal amounts outstanding under the Amended Credit Facility, up to $100 million, are due and payable in full at maturity, October 16, 2010.  Any principal balance in excess of $100 million is due and payable at September 30, 2008.

Additional payments due under the Amended Credit Facility, include paying a commitment fee to the Lender in respect of the unutilized commitments thereunder.  The commitment rate is 0.375% to 0.50% per year depending on the amount of borrowing base utilization.  We are also required to pay customary letter of credit fees.

All of the obligations under the Amended Credit Facility, and the guarantees of those obligations, are secured by substantially all of our assets.

The Amended Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to incur additional indebtedness, create liens on assets, make investments, enter into sale and leaseback transactions, pay dividends and distributions or repurchase its capital stock, engage in mergers or consolidations, sell certain assets, sell or discount any notes receivable or accounts receivable and engage in certain transactions with affiliates.

In addition, the Amended Credit Facility requires us to maintain certain customary financial ratios.  The Amended Credit Facility also contains customary affirmative covenants and defines events of default for facilities of this type.  Upon the occurrence and continuance of an event of default, the Lenders have the right to accelerate repayment of the loans and exercise their remedies with respect to the collateral.

We use debt to fund a portion of our acquisition activities and we will likely use debt to fund a portion of our future acquisition activities.  Any temporary or sustained inability to service or repay debt will materially adversely affect our results of acquisitions and financial condition and will materially adversely affect our ability to obtain other financing.

We are obligated to comply with financial and other covenants in our existing debt that could restrict our operating activities, and the failure to comply could result in defaults that accelerate the payment under our debt.

Our secured debt generally contains customary covenants, including, among others, provisions:

•	relating to the maintenance of the oil and gas properties securing the debt; and

•	restricting our ability to assign or further encumber the properties securing the debt.

In addition, our line of credit requires us to maintain financial covenants, including, but not limited to the following:

•	a current ratio of not less than 1.0 to 1.0;

•	a funded debt to EBITDA ratio of not greater than 4.0 to 1.0; and

•
an interest coverage ratio, which is the ratio of the EBITDA for the four most recently completed quarters ending on such date compared to the cash interest payments made for such fiscal quarters, of not less than 3.0 to 1.0.

As of December 31, 2007, we were in compliance with all such covenants. If we were to breach any of our debt covenants and did not cure the breach within any applicable cure period, our lenders could require us to repay the debt immediately, and, if the debt is secured, could immediately begin proceedings to take possession of the property securing the loan.

Our properties may be subject to influence by third parties that do not allow us to proceed with planned explorations and expenditures.

We are the operator of a majority of our properties, but for many of our properties we will own less than 100% of the working interests. Joint ownership is customary in the oil and gas industry and is generally conducted under the terms of a joint operating agreement (“JOA”), where a single working interest owner is designated as the “operator” of the property. For properties where less than 100% of the working interest is owned, whether operated or non-operated, drilling and operating decisions may not be within our sole control. If we disagree with the decision of a majority of working interest owners, we may be required, among other things, to postpone the proposed activity or decline to participate. If we decline to participate, we might be forced to relinquish our interest through “in-or-out” elections or may be subject to certain non-consent penalties, as provided in a JOA. In-or-out elections may require a joint owner to participate, or forever relinquish its position. Non-consent penalties typically allow participating working interest owners to recover from the proceeds of production, if any, an amount equal to 200% to 500% of the non-participating working interest owner's share of the cost of such operations.

If oil and gas prices decrease or exploration efforts are unsuccessful, we may be required to write down the capitalized cost of individual oil and gas properties.

A writedown of the capitalized cost of individual oil and gas properties could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved oil and gas reserves, if operating costs or development costs increase over prior estimates, or if exploratory drilling is unsuccessful. A writedown could adversely affect the trading prices of our common stock.

We use the successful efforts accounting method. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves are discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed. All geological and geophysical costs on exploratory prospects are expensed as incurred.

The capitalized costs of our oil and gas properties, on a field-by-field basis, may exceed the estimated future net cash flows of that field. If so, we will record impairment charges to reduce the capitalized costs of each such field to its estimate of the field's fair market value. Unproved properties are evaluated at the lower of cost or fair market value. These types of charges will reduce earnings and shareholders' equity.

We periodically assess our properties for impairment based on future estimates of proved and risk-adjusted probable reserves, oil and gas prices, production rates and operating, development and reclamation costs based on operating budget forecasts. Once incurred, an impairment charge cannot be reversed at a later date even if we experience increases in the price of oil or gas, or both, or increases in the amount of its estimated proved reserves.

There are a substantial number of shares of our common stock eligible for future sale in the public market. The sale of a large number of these shares could cause the market price of our common stock to fall.

There were 14,703,383 shares of our common stock outstanding as of February 12, 2008.

Members of our management and other affiliates owned approximately 9,292,909 shares of our common stock, representing 63.2% of our outstanding common stock as of February 12, 2008. Sale of a substantial number of these shares as well as the other shares which may be sold pursuant to this reoffer prospectus would likely have a significant negative affect on the market price of our common stock, particularly if the sales are made over a short period of time.

If our stockholders sell a large number of shares of our common stock the market price of shares of our common stock could decline significantly. Moreover, the perception in the public market that our stockholders might sell shares of our common stock could depress the market price of those shares.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered by this reoffer prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.

SELLING STOCKHOLDERS

The following table sets forth certain information as of February 12, 2008, with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this reoffer prospectus. We are unable to determine the exact number of shares, if any, that actually will be sold.

The number and percentage of shares beneficially owned is based on shares outstanding at February 12, 2008, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

	Shares Owned Prior to Offering (1)		Shares Offered Pursuant to this Reoffer Prospectus	Shares Owned After Offering
Name of Selling Stockholder	Number	Percent	Number	Number(2)	Percent

Connie Hval (3)	14,500	*	9,500	5,000	*

Jeff Jennings (4)	14,500	*	9,500	5,000	*

Cathy Kruse (5)	12,500	*	7,500	5,000	*

Mary Mahar (6)	4,500	*	4,500	0	*

Karl Merk (7)	9,500	*	9,500	0	*

Diane Reinholdt (8)	5,000	*	5,000	0	*

Rod Smith (9)	9,500	*	9,500	0	*

Jeffrey P. Vickers (10)	282,634	1.92%	71,000	211,634	1.44%

Herb Williamson (11)	9,500	*	9,500	0	*

Total	362,134	2.46%	135,500	226,634	1.54%

* Less than 1%

(1)
Percentages prior to proposed sales of shares offered by this reoffer prospectus are based on 14,703,383 shares of our common stock, excluding treasury shares, which were issued and outstanding as of February 12, 2008.

(2)
We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this reoffer prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this reoffer prospectus, and because, except as noted, there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this reoffer prospectus with the exception of the shares held for certain persons that have not vested at this time.

(3)
Ms. Hval has been an employee of the Company since 1981.  From June 2000 to April 17, 2007, Ms. Hval was the Treasurer of the Company.   Ms. Hval acquired 5,000 shares of common stock of the Company outside of the Plan.

(4)
Mr. Jennings has been an employee of the Company since June 2000.  He was the Vice President of Land and Finance from June 2000 until the closing of the Mergers on April 17, 2007.  Mr. Jennings acquired 5,000 shares of common stock of the Company outside of the Plan.

(5)
Ms. Kruse has been an employee of the Company since 1981.  She has been the Corporate Secretary of the Company since October 1991.  Ms. Kruse was a Director of the Company from June 1996 until the closing of the Mergers on April 17, 2007.  Mr. Kruse acquired 5,000 shares of common stock of the Company outside of the Plan.

(6)	Ms. Mahar was an employee of the Company from 1997 until December 31, 2007.

(7)	Mr. Merk was an employee of the Company from 1983 until December 31, 2007.

(8)	Ms. Reinholdt was an employee of the Company from 1994 until April 28, 2006.

(9)	Mr. Smith was an employee of the Company from 1973 until December 31, 2007.

(10)
Mr. Vickers was the Chief Executive Officer, Chief Financial Officer and a Director of the Company from 1982 until the closing of the Mergers on April 17, 2007.  Since April 17, 2007, Mr. Vickers has been the Vice President, Williston Basin Exploration and Development Division.  Mr. Vickers acquired 211,634 shares of common stock of the Company outside of the Plan.

(11)	Mr. Williamson was an employee of the Company from 1972 until July 6, 2007.

PLAN OF DISTRIBUTION

The selling stockholders named in this reoffer prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders after the date of this reoffer prospectus as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this reoffer prospectus, may sell these shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Sales may be made on one or more exchanges, on any automated interdealer quotation system on which the shares are listed, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. We and the selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this reoffer prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of these methods of sale; or

•	any other method permitted pursuant to applicable law.

To the extent required, this reoffer prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this reoffer prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this reoffer prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this reoffer prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this reoffer prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this reoffer prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this reoffer prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this reoffer prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out in this reoffer prospectus; and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered from time to time under this reoffer prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado.  Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company he owns jointly with his spouse.

EXPERTS

The consolidated financial statements and financial statement schedules incorporated in this reoffer prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006 have been so incorporated in reliance upon the report of Richey, May & Co., LLP, independent accountants, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Southern Bay Oil & Gas, L.P. as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 incorporated by reference in this reoffer prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated financial statements and financial statement schedules of Chandler Energy, LLC incorporated in this reoffer prospectus by reference to our Current Report on Form 8-K/A filed on June 22, 2007 have been so incorporated in reliance upon the report of Burdick Meritt & Associates, P.C., independent accountants, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedules of AROC Energy, L.P. incorporated in this reoffer prospectus by reference to our Current Report on Form 8-K/A filed on December 7, 2007 have been so incorporated in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, as are included herein in reliance upon the authority of said firm as experts in giving said report.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, 161 North Concord Exchange Street, South St. Paul, Minnesota 55075.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at www.sec.gov.

We have filed with the Commission a registration statement on Form S-8 relating to the securities covered by this reoffer prospectus and any prospectus supplement.  This reoffer prospectus is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in this reoffer prospectus or any prospectus supplement to a contract or other document, the reference is only a summery and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the Commission’s public reference room in Washington, D.C., as well as through the Commission’s Internet site.

The Commission allows us to “incorporate by reference” into this reoffer prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus, and information we file later with the Commission will automatically update and supersede such information. The following documents filed with the Commission are hereby incorporated by reference into this reoffer prospectus:

(a)
Our Annual Report on Form 10-KSB for the Year Ended December 31, 2006, filed on April 2, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)           Our Proxy Statement on Schedule 14A filed on February 23, 2007;

(c)           Our Current Report on Form 8-K filed on February 23, 2007;

(d)	Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed on May 11, 2007;

(e)           Our Current Report on Form 8-K filed on April 23, 2007 and as amended on June 22, 2007;

(f)           Our Current Report on Form 8-K filed on May 31, 2007;

(g)           Our Current Report on Form 8-K filed on July 10, 2007;

(h)	Our Current Report on Form 8-K filed on July 20, 2007;

(i)	Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed August 14, 2007;

(j)	Our Current Report on Form 8-K filed on October 2, 2007;

(k)	Our Proxy Statement on Schedule 14A filed on October 22, 2007;

(l)	Our Current Report on Form 8-K filed on October 22, 2007 and as amended on December 7, 2007; and

(m)	Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed on November 13, 2007;

In addition, all documents which we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will be deemed to be incorporated by reference into this reoffer prospectus.

This reoffer prospectus is part of a registration statement that we filed with the Commission. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this reoffer prospectus is delivered, a copy of any or all of the information incorporated by reference in this reoffer prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, GeoResources, Inc., 110 Cypress Station Drive, Suite 220, Houston, Texas 77090; telephone (281) 537-9920.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Where You Can Find More Information

The Registrant files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information the Registrant files with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Registrant’s Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at www.sec.gov.

The Registrant has filed with the Commission a registration statement on Form S-8 relating to the securities covered by the reoffer prospectus and any prospectus supplement.  The reoffer prospectus is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in the reoffer prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the Commission’s public reference room in Washington, D.C., as well as through the Commission’s Internet site.

The Commission allows the Registrant to “incorporate by reference” into this registration statement the information the Registrant files with it, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Commission will automatically update and supersede such information. The following documents filed with the Commission are hereby incorporated by reference into this registration statement:

(a)
The Registrant’s Annual Report on Form 10-KSB for the Year Ended December 31, 2006, filed on April 2, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)           The Registrant’s Proxy Statement on Schedule 14A filed on February 23, 2007;

(c)           The Registrant’s Current Report on Form 8-K filed on February 23, 2007;

(d)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed on May 11, 2007;

(e)	The Registrant’s Current Report on Form 8-K filed on April 23, 2007 and as amended on June 22, 2007;

(f)           The Registrant’s Current Report on Form 8-K filed on May 31, 2007;

(g)           The Registrant’s Current Report on Form 8-K filed on July 10, 2007;

(h)	The Registrant’s Current Report on Form 8-K filed on July 20, 2007;

(i)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed August 14, 2007;

(j)	The Registrant’s Current Report on Form 8-K filed on October 2, 2007;

(k)	The Registrant’s Proxy Statement on Schedule 14A filed on October 22, 2007;

(l)	The Registrant’s Current Report on Form 8-K filed on October 22, 2007 and as amended on December 7, 2007; and

(m)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed on November 13, 2007;

In addition, all documents which the Registrant files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will be deemed to be incorporated by reference into this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the common stock being offered from time to time under this registration statement will be passed upon for the Registrant by Jones & Keller, P.C., Denver, Colorado.  Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company he owns jointly with his spouse.

Item 6.  Indemnification of Directors and Officers

Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their Official Capacities (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the company; (ii) in all other cases, their conduct was at least not opposed to the company’s best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Articles of Incorporation of the Registrant limit the liability of directors to the fullest extent provided by Colorado law.

The Bylaws of the Registrant provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

Item 7.  Exemption from Registration Claimed

All shares of common stock registered hereunder for reoffer or resale will be issued upon exercise of options or restricted stock awards granted or to be granted pursuant to the Registrant’s 1993 Employees’ Stock Incentive Plan to the directors, officers and employees of the Registrant pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. Upon exercise of an option, the optionee is required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. These restricted stock issuances did not involve any underwriters, underwriting discounts or commissions. Because each recipient of the restricted common stock was an employee to the Registrant at the time he or she acquired the stock, it believes that each issuance did not involve any public offering and was exempt from the registration requirements of the Securities Act.

Item 8.  Exhibits

5.1      Opinion of Jones & Keller, P.C. regarding the legality of the common stock being registered*

23.1    Consent of Richey, May & Co., LLP*

23.2    Consent of Grant Thornton LLP*

23.3    Consent of Burdick Meritt & Associates, P.C.*

23.4    Consent of Grant Thornton LLP*

23.5    Consent of Jones & Keller, P.C. (included in Exhibit 5.1 filed herewith)

24.1    Power of Attorney (included on signature page of this registration statement)
----------
* Filed herewith.

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Houston, Texas, on February 13, 2008.

GEORESOURCES, INC.

                                  By:  /s/ Frank A. Lodzinski
Frank A. Lodzinski, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Frank A. Lodzinski and Howard E. Ehler, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: February 13, 2008

/s/ Frank A. Lodzinski	/s/ Scott R. Stevens
Frank A. Lodzinski, Principal Executive Officer and Chairman of the Board	Scott R. Stevens, Director

/s/ Collis P. Chandler, III	/s/ Michael A. Vlasic
Collis P. Chandler, III, Director	Michael A. Vlasic, Director

/s/ Christopher W. Hunt	/s/ Nick L. Voller
Christopher W. Hunt, Director	Nick L. Voller, Director

/s/ Jay F. Joliat	/s/ Howard E. Ehler
Jay F. Joliat, Director	Howard E. Ehler, Principal Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

EXHIBIT
NUMBER DESCRIPTION
-----------------
5.1      Opinion of Jones & Keller, P.C. regarding the legality of the common stock being registered*

23.1    Consent of Richey, May & Co., LLP*

23.2    Consent of Grant Thornton LLP*

23.3    Consent of Burdick Meritt & Associates, P.C.*

23.4    Consent of Grant Thornton LLP*

23.5    Consent of Jones & Keller, P.C. (included in Exhibit 5.1 filed herewith)

24.1    Power of Attorney (included on signature page of this registration statement)
__________________
* Filed herewith.